EXHIBIT 99.2

                            [Third Point Letterhead]

August 16, 2006

Mr. Thomas E. Rathjen
Vice President, Investor Relations
Nabi Biopharmaceuticals
5800 Park of Commerce Boulevard, N.W.
Boca Raton, Florida 33487

Dear Tom:

In accordance with Nabi's "Shareholder Communication Policy," as set forth in Nabi's April 2006 proxy statement, we ask that you immediately (i.e., today) distribute to each Nabi director, via email and hard copy, this letter to you and the accompanying letter to the Board. Given our belief that our previous letters to the Board have not been sent to them by Nabi on a timely basis, if at all, we will be following up with each director to make sure that this correspondence has been immediately forwarded to them. Unfortunately, we feel compelled to issue our letter to the Board as a press release because we want to be certain that this time the directors receive our correspondence in a timely fashion.

Very truly yours,

/s/ Daniel S. Loeb

Daniel S. Loeb
Chief Executive Officer
Third Point LLC